Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 9, 2022, with respect to the consolidated financial statements of Owl Rock Core Income Corp., incorporated herein by reference, and the senior securities table, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-14.

/s/ KPMG LLP

New York, New York

July 21, 2022